EXHIBIT 1.4


                           CERTIFICATE OF DESIGNATIONS
                           ---------------------------
                   6.15% CUMULATIVE PREFERRED STOCK, SERIES E
                   ------------------------------------------

                                       OF
                                       --

                         THE BEAR STEARNS COMPANIES INC.
                         -------------------------------


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


            The Bear Stearns Companies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the Board of Directors of the Corporation (the "Board of Directors") and the Executive Committee of the Board of Directors, pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended, of the Corporation and by Section 151 of the General Corporation Law of the State of Delaware, and pursuant to authority conferred upon the Executive Committee of the Board of Directors by Section 141(c) of the General Corporation Law of the State of Delaware, by Article 4 of the By-Laws of the Corporation and by the resolutions of the Board of Directors set forth herein, have adopted the following resolutions creating a series of preferred stock, $1.00 par value, of the Corporation, designated as 6.15% Cumulative Preferred Stock, Series E:


                                Article I

            The Board of Directors by unanimous written consent in lieu of a meeting dated as of March 4, 1993 (the "Original Resolutions"), adopted the following resolution authorizing the issuance and sale of up to 5,000,000 shares of preferred stock, $1.00 par value, of the Corporation (defined therein as the "Preferred Stock"), granting authority to the Executive Committee of the Board of Directors to authorize the issuance and to designate the terms, from time to time, of one or more series of additional shares of authorized Preferred Stock and authorizing such committee to act on behalf of the Board of Directors in connection with the issuance and sale of such Preferred Stock:


NYFS04...:\25\22625\0182\2041\CRT1068V.38D

            "NOW, THEREFORE, BE IT RESOLVED . . . to authorize and empower the Executive Committee, on behalf of and in place of the Board of Directors . . . to authorize the issuance at any time and from time to time of up to 5,000,000 shares of the authorized Preferred Stock of the Corporation in one or more series and that the Executive Committee be further authorized and empowered, on behalf of and in place of the Board of Directors, . . . to fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, of the shares of such series to the extent permitted by the Delaware General Corporation Law (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth in the Certificate of Incorporation) or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series."

                               Article II

            The Board of Directors by unanimous written consent in lieu of a meeting dated as of July 15, 1993, adopted the following resolutions modifying in certain respects the voting rights of each series of Preferred Stock created on or after the date thereof, with such modifications taking effect and superseding the voting rights adopted by the Board of Directors in the Original
Resolutions:

            "NOW, THEREFORE, BE IT RESOLVED, that, except to the extent that this resolution shall be superseded or modified by subsequent action of the Board of Directors with respect to all series or any particular series of the Preferred Stock, the holder of shares of each series of Preferred Stock which are authorized for issuance by the Executive Committee pursuant to the authority conferred by the Original Resolutions shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the Certificate of Incorporation of the Corporation or the laws of the State of Delaware, and except for the following:

            (a) Whenever, at any time or times, dividends payable on the shares of any series of Preferred Stock



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      or any other class or series of stock ranking on a parity with the
      Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of the outstanding shares of that series of Preferred Stock (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) (collectively, the "Defaulted Preferred Stock") shall have the right (the "Special Election Right") to elect two additional members of the Board of Directors. The Special Election Right may be exercised at any annual meeting or at any special meeting called for that purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically.

            So long as the Special Election Right continues (and unless the Special Election Right shall have previously been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock) the Secretary of the Corporation may call, and within 30 days after delivery to the Secretary addressed to him at the principal office of the Corporation of the written request from the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock will be required to call, a special meeting of the holders of those shares for the Special Election Right. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock



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
      entitled to vote shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and qualified, unless the term of office of the person so elected as directors shall have terminated as described above.

            In case of any vacancy occurring among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of holders of Defaulted Preferred Stock called as provided above, elect successors to hold office for the unexpired terms of the directors whose place shall be vacant.

            Whenever shares of Defaulted Preferred Stock become entitled to vote, each holder shall have one vote for each share held.

            (b) So long as any shares of Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

            (i) the issuance or increase of the authorized amount of any class or series of shares if the holders of stock of such class or series shall be



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            entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Preferred Stock; or

            (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation (including this resolution or any provisions hereof) that would materially and adversely affect any power, preference or special right of the shares of Preferred Stock or of the holders thereof;

      provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

            (c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


                               Article III

            The Executive Committee of the Board of Directors on January 13, 1998, adopted the following resolution:

            "RESOLVED, that a series of the class of authorized Preferred Stock, $1.00 par value, of the Corporation be hereby created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:



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
            Section 1. Designation and Amount. The shares of such series shall be designated as the "6.15% Cumulative Preferred Stock, Series E" (the "Series E Preferred Stock") and the number of shares constituting such series shall be 1,250,000, which number may be increased or decreased by the Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series E Preferred Stock.

            Section 2.  Dividends and Distribution.

            (a) The holders of shares of Series E Preferred Stock, in preference to the holders of shares of the common stock, par value $1.00 per share (the "Common Stock"), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends in the amount of $12.30 per share per annum, and no more, in equal quarterly payments on January 15, April 15, July 15 and October 15 in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on April 15, 1998.

            (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the date of original issue of the Series E Preferred Stock. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend declared thereon shall be such date, not less than 15 nor more than 60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee



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      thereof; provided, however, that the record date for the first Quarterly
      Dividend Payment Date shall be March 31, 1998.

            (c) If, prior to 18 months after the date of the original issuance of the Series E Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction for certain corporations (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision ("Dividends-Received Percentage"), certain adjustments shall be made in respect of the dividends payable by the Corporation, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) shall become payable, as described below.

            (d) The amount of each dividend payable (if declared) per share of Series E Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):


                          1 - .35 (1 - .70)
                       -----------------------
                          1 - .35 (1 - DRP)

            (e) For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS")



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
      to the effect that such amendment does not apply to a dividend payable on the Series E Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP on upon a published pronouncement of the IRS addressing such legislation. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

            (f) Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date shall not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such dividend payment date, shall be payable (if declared) to holders of Series E Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series E Preferred Stock is called for redemption prior to such record date, to holders of Series E Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

            (g) If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Corporation previously paid dividends on the Series E Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation shall pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series E Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been



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      declared, to holders of Series E Preferred Stock on the record date following the date of enactment) or, if the Series E Preferred Stock is called for redemption prior to such record date, to holders of Series E Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date. The Corporation shall only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series E Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

            (h) Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series E Preferred Stock that reduces the Dividends-Received Percentage.

            (i) In the event that the amount of dividends payable per share of the Series E Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will give notice of such adjustment, and if applicable, any Post-Declaration Date Dividends and Retroactive Dividends to the holders of Series E Preferred Stock.



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
            Section 3.  Certain Restrictions.

            (a) Whenever quarterly dividends payable on shares of Series E Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued but unpaid dividends, whether or not declared, on the outstanding shares of Series E Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series E Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock;
      (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series E Preferred Stock ("Parity Stock"), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series E Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series E Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 3, purchase



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
      or otherwise acquire such shares at such time and in such manner.

            Section 4.  Redemption.

            (a) The shares of Series E Preferred Stock shall not be redeemed by the Corporation prior to January 15, 2008. The Corporation, at its option, may redeem shares of Series E Preferred Stock, as a whole or in part, at any time or from time to time on or after January 15, 2008, at a price of $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption (hereinafter called the "redemption price"). The Corporation's election to redeem shares of Series E Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30, nor more than 60 days' previous notice to holders of record of the shares of Series E Preferred Stock to be redeemed, given as hereinafter provided.

            (b) If less than all shares of Series E Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

            (c) Notice of any redemption of shares of Series E Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date fixed by the Board of Directors and specified therein. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series E Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series E Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series E Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.



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
            (d) Notice having been given pursuant to paragraph (c) of this
      Section 4, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Series E Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (if prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series E Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

            Section 5. Reacquired Shares. Any shares of Series E Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $1.00 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $1.00 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.




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
            Section 6.  Liquidation, Dissolution or Winding Up.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series E Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

            (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

            Section 7. Voting Rights. The holders of shares of Series E Preferred Stock shall have the voting rights provided for in the resolutions adopted by the Board of Directors by unanimous written consent in lieu of a meeting dated as of July 15, 1993.

            Section 8. Definitions. For the purposes of the Certificate of Designations of the Series E Preferred Stock which embodies this resolution:

            "Persons" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.




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
            Section 9. Rank. The Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of the Adjustable Rate Cumulative Preferred Stock, Series A, Cumulative Preferred Stock, Series B and Cumulative Preferred Stock, Series C of the Corporation.













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
            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of 6.15% Cumulative Preferred Stock, Series E to be duly executed by its Chief Operating Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 14th day of January, 1998.




                              THE BEAR STEARNS COMPANIES INC.

                              By:
                                  -------------------------------
                                    William J. Montgoris
                                    Chief Operating Officer


ATTEST:


--------------------------
Kenneth L. Edlow
Secretary









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